Exhibit 99

John Hancock Financial Services

U.S. Wealth Management

601 Congress Street

Boston, MA 02210

(617) 663-2261

Fax: (617) 663-2197

E-Mail: csechler@jhancock.com

Name: Christopher Sechler

Title: Assistant Vice President and Senior Counsel

September 29, 2014

VIA EDGAR TRANSMISSION

U.S. Securities and Exchange Commission (the “Commission”)

100 F Street, NE

Washington, DC 20549

RE:	John Hancock Funds II (the “Trust”), on behalf of:

Retirement Living through 2010 Portfolio

Retirement Living through 2015 Portfolio

Retirement Living through 2020 Portfolio

Retirement Living through 2025 Portfolio

Retirement Living through 2030 Portfolio

Retirement Living through 2035 Portfolio

Retirement Living through 2040 Portfolio

Retirement Living through 2045 Portfolio

Retirement Living through 2050 Portfolio

Retirement Living through 2055 Portfolio (the “Funds”)
File Nos. 333-126293; 811-21779

Ladies and Gentlemen:

Enclosed for filing on behalf of the Trust pursuant to Rule 497(e) under the Securities Act of 1933, as amended, are 30 supplements to the prospectuses of the Funds. These supplements are being filed for the purpose of disclosing new contractual waivers by the Funds’ investment adviser of 0.20% – 0.26% (varying by Fund). These waivers are consistent with the discussions our counsel had last month with Alan Dupsky and Dalia Blass of the Staff of the Commission regarding waivers for funds of funds. We were informed that, even where such funds of funds were invested principally in affiliated underlying funds that had other shareholders who would not receive the same “excess waiver”, such an arrangement wouldn’t be objectionable provided that (i) the waiver was fully disclosed to the Board and in the applicable funds of funds prospectuses and (ii) the Board makes a finding that the waiver doesn’t result in cross-subsidization.

Please don’t hesitate to contact me at (617) 663-2261 if you have any questions.

Sincerely,

/s/ Christopher Sechler

Christopher Sechler, Esq.